Sky Petroleum

Ms. Muriel Dube
76 Lysia Street
Fulham Street
London SW6 6NE
UK.

10th November 2014

Dear Muriel.

The Board of Directors of Sky Petroleum Inc (the "Company") wishes to invite you to serve as an independent member of the board. In addition, to contribute to the work of various Board committees in the future. The next several years promise to be exciting for Sky Petroleum as we seek to develop new opportunities in the energy and resource sectors.

The board of Directors will play a central role in the important ahead, and coupled with your experience and involvement in the global business community, you are well qualified to be nominated for a board position.

As a member of the board you will be entitled to the following :

- Annual director fees of $20,000 USD per year, payable quarterly in Arrears.

- Director compensation options consisting of 300,000 options exercisable to acquire shares of the common stock of the company ; and a further 50,000 common shares of the company as a signing bonus.

- Meeting fees of $1,200 USD per meeting, including committee meetings ; and

- Reimbursement of expenses relates to service in the capacity of a member of the board.

Additionally, the company would like to offer further incentives to you based on certain milestones, which are to be completed within six months of your joining the Board of Directors. The milestones will be set out by way of separate agreement as appropriate.

We welcome your ideas, input, enthusiasm, and believe you will contribute greatly in improving our company and returns to our shareholders. We look forward to working with you.

Respectfully,

Sky Petroleum Inc
Karim Jobanputra
Chief Executive Officer

Agreed & Accepted

Ms. Muriel Dube